Exhibit 99.1

For Immediate Release

Contact:
Genesis Pharmaceuticals Enterprises, Inc.	CCG Elite Investor Relations, Inc.
Ms. Elsa Sung CFO	Mr. Crocker Coulson, President
Phone: (800) 867-0078, ext. 602	Phone: +1-646-213-1915 (New York)
Email: info@Genesis-China.net	Email: crocker.coulson@ccgir.com

Genesis Pharmaceuticals Announces Signing of

$5 Million Private Placement Financing

Laiyang, China, November 7, 2007 - Genesis Pharmaceuticals Enterprises, Inc. (OTC BB:GTEC) (“Genesis” or the “Company”), a leading pharmaceutical company in the People's Republic of China, announced today that it has completed a private placement of $5 million of convertible notes and common stock purchase warrants with Pope Investments, LLC. The notes mature on November 30, 2010 and are convertible into the Company's common stock at a conversion price of $0.25 per share. The Company also issued warrants to purchase 10,000,000 shares of common stock at an exercise price of $0.32.

Genesis intends to use a significant portion of the net proceeds from this transaction as a down payment for purchase of the patent for a new Chinese Class 1 drug Ligustrazine Ferulic Acid Acetate (“LFAA”). LFAA is undergoing testing as a cardiac cerebral vascular medicine that is designed to help reduce blood clotting and prevent platelets in the blood from clumping together. A Chinese Class 1 drug is a chemical drug newly manufactured in China that has not previously been imported to China or marketed abroad. Assuming that LFAA receives all necessary Chinese regulatory approval, the Company plans to put the drug into trial production in 2008, with a view to marketing the drug in 2009.

The remaining proceeds of this convertible note issuance will be used to support the Company’s U.S. operations. Greenview Capital served as the placement agent.

“This financing provides Genesis with a timely source of capital with which to buy a new drug which we believe has significant market potential and addresses large patient populations,” said Mr. Cao Wubo, Chairman and CEO of Genesis Pharmaceuticals Enterprises, Inc. “This investment will allow the Company to grow and develop our product lines while extending our relationship with a leading research institute in China.”

The Company is obligated to register the shares issuable upon conversion of the Debentures and exercise of the warrants.

About Pope Investments, LLC.

Pope Investments, LLC is headquartered in Memphis, Tennessee, the U.S., and is a pooled investment company that undertakes direct investment into businesses throughout the world. Their goal is to invest in companies that are in high growth industries in countries that are showing above average growth. Pope Investments has invested in both public and private China-based companies.

About Genesis Pharmaceuticals Enterprises

Genesis Pharmaceutical Enterprises, Inc. is engaged in the research, development, production, marketing and sales of pharmaceutical products in the People's Republic of China. Its operations are located in Northeast China in an Economic Development Zone in Laiyang City, Shandong province. Genesis produces tablets, capsules, and granules for both western and Chinese herbal-based medical drugs. The Company maintains a representative office in the U.S. For more information, refer to http://www.Genesis-China.net. Information on the Company’s website, or any other website, is not a part of this press release.

Safe Harbor Statement
Certain statements set forth in this press release constitute “forward-looking statements.” Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause the Company's actual results and financial position to differ materially from those included within the forward-looking statements. Forward-looking statements involve risks and uncertainties, including those relating to the Company's ability to introduce, manufacture and distribute new drugs. Actual results may differ materially from predicted results, and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among others, the Company’s ability to obtain raw materials needed in manufacturing, the continuing employment of key employees, the failure risks inherent in testing any new drug, the possibility that regulatory approvals may be delayed or become unavailable, patent or licensing concerns that may include litigation, direct competition from other manufacturers and product obsolescence. More information about the potential factors that could affect the Company's business and financial results is included in the Company's filings, available via the United States Securities and Exchange Commission.

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